Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Sawadee Ventures Inc, of our report dated January 31, 2007 on our audit of the financial statements of Sawadee Ventures Inc as of December 31, 2006, and the related statements of operations, stockholders' equity and cash flows from inception September 26, 2006 through November 30, 2006 and for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
---------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
February 2, 2007




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501